Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Updates First Quarter and Full Year FY08 Guidance

Schedules conference call to discuss detailed 2008 outlook

RESTON, VA — March 18, 2008 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today revised its previously announced first quarter and full year FY08 guidance.

Based on current trends, the Company is now forecasting that revenues for first quarter FY08 will be between $128 million and $130 million.  Net Income is expected to be in the range of $3.2 million to $3.6 million, and diluted earnings per share are expected to be between $0.24 and $0.27 on a weighted average share count of 13.4 million shares for the first quarter FY08.  Revisions to the first quarter outlook were prompted by unexpected delays in the funding of anticipated new work and delays in the award of a major new contract that was expected to start during the first quarter.

For the full year FY08, SI International is forecasting revenues to be in the range of $560 million to $580 million.  Net income is expected to be between $18.9 and $20.2 million, and diluted earnings per share are expected to be in the range of $1.40 to $1.50 on a weighted average share count of 13.5 million shares for full year FY08.

“SI International is experiencing a delay in the funding and start of several key programs that we had anticipated would make a positive contribution to our first quarter operating results. Specifically we have been carrying staff in anticipation of these program starts, which has resulted in a high level of unabsorbed overhead expense,” said Brad Antle, President and CEO of SI International. “We believe these programs will make a positive contribution to the balance of this year.  Until the revenue materializes, we have made adjustments to our cost structure to keep in line with our revised revenue expectations.  This is being done in a way that will not compromise our investment in key future growth areas. I am confident that the long-term fundamentals of our businesses remain solid and that our industry dynamics will improve in the back-half of the year.”

The updated guidance contained in this news release is based on information currently available to the Company and is subject to change based on the completion of the Company’s financial statements and related quarter-end financial results.  The Company expects to release its first quarter FY08 financial results on Tuesday, April 29, 2008.

- more -

	Q1 2008	Full Year 2008
Revenue	$128 - $130 million	$560 - $580 million
Net Income	$3.2 - $3.6 million	$18.9 - $20.2 million
Diluted Earnings Per Share	$0.24 - $0.27	$1.40 - $1.50
Diluted Share Equivalents	13.4 million	13.5 million

Conference Call and Webcast

SI International’s President and CEO, Brad Antle, and the Company’s CFO, Ted Dunn, will discuss the updated guidance in a conference call that will be held on Wednesday, March 19, 2008 at 8:30 AM EDT.  Interested parties may listen to the conference call by dialing 866-831-6247 with passcode 76320249.  The conference call will also be webcast simultaneously through a link on the Investor Relations section of SI International’s website, www.si-intl.com.  A replay of the conference call will be available two hours after the conclusion of the call through Wednesday, April 2, 2008 on SI International’s web site or by dialing 888-286-8010 and entering passcode 75540532.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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